April 22, 1999

To the Trustees of GMO Trust

In planning and performing our audit of the financial statements of thirty-six of the series (GMO U.S. Core Fund, GMO Growth Fund, GMO Value Fund, GMO Short-Term Income Fund, GMO Tobacco-Free Core Fund, GMO Fundamental Value Fund, GMO Small Cap Value Fund, GMO U.S. Sector Fund, GMO International Bond Fund, GMO Small Cap Growth Fund, GMO Emerging Country Debt Fund, GMO Domestic Bond Fund, GMO Currency Hedged International Bond Fund, GMO Inflation Indexed Bond Fund, GMO Global Bond Fund, GMO REIT Fund, GMO World Equity Allocation Fund, GMO Global (U.S.+) Equity Allocation Fund, GMO Global Balanced Allocation Fund, GMO International Equity Allocation Fund, GMO U.S. Bond/Global Alpha A Fund, GMO U.S. Bond/Global Alpha B Fund, GMO Emerging Country Debt Shares Fund, GMO Tax-Managed U.S. Equities Fund, GMO International Core Fund, GMO Japan Fund, GMO International Small Companies Fund, GMO Emerging Markets Fund, GMO Global Hedged Equity Fund, GMO Currency Hedged International Core Fund, GMO Foreign Fund, GMO Global Properties Fund, GMO Evolving Countries Fund, GMO Asia Fund, GMO Tax-Managed International Equities Fund, and Pelican Fund of the GMO Trust (the "Trust") for the year ended February 28, 1999 we considered the Trust's internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of February 28, 1999.

This report is intended solely for the information and use of management and the Trustees of the Trust and the Securities and Exchange Commission.